Exhibit 99.1

The First Bancorp Announces CFO Retirement Plan

DAMARISCOTTA, ME, December 21, 2017 - The First Bancorp (Nasdaq: FNLC) today announced a retirement date for F. Stephen Ward, Chief Financial Officer of the Company and its wholly-owned banking subsidiary, First National Bank (the “Bank”). Mr. Ward is expected to retire as Chief Financial Officer of the Company on March 30, 2018.

Mr. Ward will be succeeded as Chief Financial Officer by Richard M. Elder, currently Executive Vice President and Treasurer of the Bank. It is expected that Mr. Elder will assume the responsibilities of Chief Financial Officer of the Bank as of January 2, 2018, and as Chief Financial Officer of the Company as of March 30, 2018.

Mr. Ward joined the Bank in 1990 as the Director of Marketing. He has served as the Bank’s and the Company’s Chief Financial Officer since 1993. Mr. Elder joined the Bank in 1993. After a long career on the retail side of the Bank, he joined the finance division in early 2017.

The Company also announced that Mr. Ward has been nominated to serve on the Board of Directors of both the Bank and the Company. The Company’s Nominating Committee announced the nomination on Thursday, December 21, 2017. Pending a vote of the Company’s shareholders, Mr. Ward will join the Boards of both entities as of the next annual meeting.

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment advisory, private banking and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.

Forward-Looking and Cautionary Statements: Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact Susan A. Norton, Executive Vice President, at 207.563.3195.